UNITED FIRE GROUP, INC.

FIRST AMENDMENT TO AMENDED AND RESTATED ANNUAL INCENTIVE PLAN

This FIRST AMENDMENT (“Amendment”) to the AMENDED AND RESTATED ANNUAL
INCENTIVE PLAN adopted February 24, 2012 (the “Plan”) of United Fire Group, Inc. (the “Company”) is effective as of February 19, 2016.

1.DEFINITIONS. Unless otherwise defined in this Amendment, capitalized terms shall have the same meanings ascribed to them in the Plan. After the date hereof, all references in the Plan to the “Plan” or any similar references in any ancillary agreements or documents shall be deemed to be references to the Plan, as amended by and including this Amendment.

2.	AMENDMENTS.

a.	Section 2.9 of the Plan is deleted and replaced with the following:

2.9    “Participant” means an employee of the Company who received Eligible Salary for the Plan Year.

b.	Section 2.16 of the Plan is deleted.

3.ADOPTION. This Amendment was approved by the Board of Directors of the Company on February 19, 2016.

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